                                                                   Exhibit 10(r)
                                   AGREEMENT


     This Agreement is made and entered into on this 13th day of February, 1998 between W. Ed Tyler of 631 North Lincoln, Hinsdale, Illinois 60521 (the "Executive") and R. R. Donnelley & Sons Company, a Delaware corporation, with its principal office at 77 West Wacker Drive, Chicago, Illinois 60601 (the "Company").

                              W I T N E S S E T H:

     WHEREAS, the Executive is an Executive Vice President and Chief Technology Officer of the Company; and

     WHEREAS, the Company and the Executive wish to provide for a leave of absence on certain terms and conditions in the event that the Executive's active employment relationship with the Company terminates during 1998 other than for cause;

     NOW, THEREFORE, the Executive and the Company, in consideration of the agreements, covenants and conditions contained herein, hereby agree as follows:

1.   Continued Employment.
     --------------------

     The Executive is currently an Executive Vice President and the Chief Technology Officer of the Company and shall continue as such during his active employment with the Company. For such service the Executive is currently receiving a base salary of $386,000, which will be subject to review and possible increase by the Company as of April 1, 1998. The Executive will also be eligible to participate in the bonus plan of the Company for senior officers and will continue to participate in the general employee benefits plans and programs of the Company in accordance with their respective terms. The Executive's active employment with the Company may be terminated at any time by either the Executive or the Company upon ten (10) days written notice to the other party.

2.   Term of this Agreement.
     ----------------------

     The term of this Agreement shall commence on the date hereof and shall end on December 31, 1998. If the Executive continues as an active employee of the Company after December 31, 1998, this Agreement shall be of no further force or effect, and any such further active service by the Executive shall be entirely as an employee at will.

3.   Termination of Employment and Leave of Absence.
     ----------------------------------------------

     (a) If the Executive's active employment with the Company is terminated during 1998 by the Executive's resignation for any reason or by the Company terminating such active employment for any reason other than Cause (as defined below), then as of the effective date of such termination (the "Leave Date"), the Executive shall remain an employee of the Company but shall commence a paid leave of absence which shall continue through the third anniversary of the Leave Date and shall be subject to extension pursuant to Section 4(c), below. The Executive's employment relationship with the Company shall terminate as of the close of business on the later of (i) the third anniversary of the Leave Date or (ii) the date to which the end of the leave of absence is extended pursuant to Section 4(c), below (such later date being hereinafter referred to as the "Termination Date"). For purposes of this Agreement, the period beginning on the Leave Date and ending on the Termination Date is referred to as the "Leave Period." The Executive's compensation and benefits for the Leave Period shall be as described in Section 4, below. Effective upon the Leave Date, or such respective later date or dates as the Company and the Executive may agree upon from time to time, the Executive shall resign from any directorships or other positions with other organizations which the Executive then holds as a designated representative of the Company.

     (b) For purposes of this Agreement, "Cause" for termination by the Company of the Executive's active employment with the Company shall mean (i) the Executive engages in conduct that constitutes gross neglect or willful gross misconduct in carrying out his duties as an officer of the Company or (ii) the Executive is convicted of a felony involving moral turpitude, fraud or embezzlement.

4.   Consideration.

     In consideration of the covenants and commitments of the Executive in this Agreement, including but not by way of limitation the release referred to in
Section 7, below, the Company agrees to provide the Executive during the Leave Period with the following compensation and benefits, with all of the payments and benefits described below being subject to tax withholding to the extent required by law and to all applicable benefit expense withholding and to all other withholding elections made by the Executive, to the extent that such elections remain in effect. The Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment, provided that the Executive fulfills his obligations under Section 6 of this Agreement.

     (a) For the Leave Period, the Executive shall receive salary in an aggregate amount (the "Salary Continuation Amount") equal to two (2) times his annual base salary at the rate in effect immediately prior to the Leave Date (e.g., If his annual salary rate immediately prior to the Leave Date is $386,000, then the Salary Continuation Amount payable for the Leave Period shall be $772,000.), but subject to increase pursuant to Section 4(c), below. Such salary during the Leave Period shall be payable in accordance with the regular payroll practices of the Company at the following rates: (i) the excess of the Salary Continuation Amount over $120,000 shall be payable in equal monthly installments over the first twenty-four (24) months (increased by any increase in the Leave Period to reflect available unused vacation pursuant to Section 4(c) hereof) of the Leave

Period and (ii) during the last twelve (12) months of the Leave Period, salary shall be paid at the rate of $10,000 per month.

     (b) Except as otherwise specifically provided in this Agreement, (i) the Executive shall continue to participate during the Leave Period in all of those employee benefit plans of the Company (including, but not by way of limitation, the health insurance plan) in which the Executive was participating immediately prior to the Leave Date, and (ii) the Leave Period shall constitute an additional period of employment for purposes of calculating retirement benefits and all other benefits to which the Executive would be entitled as an employee of the Company. In particular, but not by way of limitation, the Executive shall, in accordance with the applicable plans, retain the executive life and disability insurance policies currently in effect for him, and the Company shall, during the Leave Period, continue to pay premiums on those policies.

     (c) As soon as practical after the Leave Date, the Company shall pay to the Executive a cash lump sum for any days of vacation accrued by him as of the Leave Date but not yet available to be taken. No further vacation shall accrue for the Executive after the Leave Date. In addition, if, as of the Leave Date, the Executive has days of vacation which are available but unused, then the length of the Leave Period shall be increased by a time period equal to the calendar period of vacation which would elapse upon the Executive taking vacation equal to the number of such available but unused vacation days, and the amount of vacation pay for those available but unused vacation days shall not be paid separately but shall be added to the aggregate Salary Continuation Amount payable pursuant to Section 4(a), above.

     (d) For the period from the Leave Date through the Termination Date, the Executive shall continue to vest in the outstanding options to purchase shares of the Company as set forth in Exhibit A attached hereto and the outstanding restricted stock awards as set forth in Exhibit A attached hereto, and any additional stock options and/or restricted stock awards which may be granted to the Executive during 1998, except that the restricted stock award of 15,000 shares which was granted in 1995 shall be canceled immediately upon the Leave Date and shall be replaced by a new restricted stock award for a number of shares determined in accordance with the immediately following sentence and with a vesting schedule as described in the immediately following sentence. The number of shares covered by the new restricted stock award referred to in the immediately preceding sentence shall be equal to the sum of (i) 9,000 and (ii) the product obtained by multiplying (A) 200 by (B) the number of full calendar months which have elapsed from October 1, 1997 until the Leave Date; and of that total number of restricted shares, 6,000 shall vest on December 31, 2000 and the balance shall vest on the Termination Date. The rights of the Executive with respect to that new restricted stock award and with respect to his other outstanding option awards and restricted stock awards shall be as provided by the respective plans under which they were granted; provided, however, that any of such outstanding options (other than the options identified in Exhibit A as granted January 1, 1995) which have not otherwise vested shall in any event fully vest on the Termination Date. In accordance with the applicable plans, options which are outstanding and vested as of the Termination Date shall remain exercisable for ninety (90) days thereafter, after which time any unexercised options shall be canceled.

     (e) The Company shall pay the Executive a prorated bonus for 1998 which shall be determined and paid in accordance with this paragraph (e). The total amount of that bonus for 1998 shall be determined by multiplying (i) the full bonus amount to which the Executive would be entitled for all of 1998 under the applicable bonus plan by (ii) a fraction the denominator of which is 365 and the numerator of which is the number of days which have elapsed from January 1, 1998 until the Leave Date. Fifty percent (50%) of that prorated 1998 bonus amount shall be paid to the Executive in accordance with the time schedule applicable to other senior officer bonuses for 1998, and the other fifty percent (50%) shall be paid to the Executive on the Termination Date.

     (f) As of the Leave Date, the Executive shall not be eligible to make further purchases under the Employee Stock Purchase Plan of the Company. The rights and benefits of the Executive under that plan shall, after the Leave Date, be determined in accordance with the provisions of that plan which are applicable to employees whose employment has terminated.

     (g) Any benefits accrued under the Section 401(k) plan of the Company as of the Termination Date shall be paid to the Executive in accordance with the terms of that plan. To the maximum extent permitted under the qualified retirement benefit plan of the Company, the benefits payable to the Executive under that plan shall take into account the compensation paid to the Executive by the Company through the Termination Date and shall treat the Executive's period of service as continuing through the Termination Date. To the extent that any portion of the benefits calculated on that basis under the said qualified plan cannot be paid under that plan, the Company shall pay to the Executive, as a nonqualified supplemental retirement benefit, the difference between the benefits so calculated and the benefits which are permitted to be paid to the Executive under the qualified retirement benefit plan of the Company. The time and manner of payment of such benefits shall be determined in accordance with the terms of the said qualified retirement plan.

     (h) During the Leave Period, the Executive may use the remaining balance in his financial planning account for fees incurred prior to the Termination Date, but the Company shall make no further contributions to that account after the Leave Date.

     (i) To the same extent that the Company has previously provided outplacement services to other senior executives, the Company shall pay the fees of an outplacement service provider selected jointly by the Company and the Executive for assistance to the Executive in obtaining new employment.

     (j) The Company shall reimburse the Executive for the attorneys' fees incurred by him, up to a maximum of $10,000, in connection with the review of this Agreement.

     (k) As soon as practical after the Leave Date, the Executive shall submit all expense account records and vouchers relating to his active employment with the Company, and the Company shall reimburse the Executive in accordance with its standard practices and procedures for such expenses.

     Upon the death of the Executive, any benefits payable with respect to the Executive's participation in any employee benefit plans or programs shall be paid in accordance with the applicable terms of such plans and programs, and any other payment remaining to be made (determined as though the Executive continued to live through the remainder of the Leave Period) pursuant to this Section 4 (including but not by way of limitation any payments remaining due pursuant to Section 4(a)) shall be paid to such person(s) or trust(s) as shall have been designated by written notice delivered to the Company by the Executive. If no such person(s) or trust(s) have been so designated, such payments shall be made to the Executive's estate.

5.   Cooperation During Leave of Absence.

     From the Leave Date through the Termination Date, the Executive shall cooperate with the Company in the truthful and honest prosecution and/or defense of any claim in which the Released Parties (as defined in the release referred to in Section 7, below) may have an interest (subject to reasonable limitations concerning time and place, and provided that such cooperation shall not unreasonably interfere with other obligations which the Executive has then undertaken), which may include without limitation making himself available to participate in any proceeding involving any of the Released Parties, allowing himself to be interviewed by representatives of the Company, appearing for depositions and testimony without requiring a subpoena, and producing and/or providing any documents or names of other persons with relevant information. The Executive shall provide such services during the period from the Leave Date through the Termination Date for up to one hundred (100) hours without additional compensation, and thereafter at the rate of $2,500 per day, but the Company shall in any event pay the Executive's expenses incurred at the Company's prior and specific request.

6.   Confidentiality, Non-Solicitation and Non-Competition.

     (a) Executive reaffirms and agrees to comply with the terms of the Agreement Regarding Confidential Information, Intellectual Property and Non-Solicitation of Employees signed by the Executive on November 16, 1988, a copy of which is attached hereto as Exhibit B and incorporated herein by reference; provided, however, that if the Executive's active employment with the Company is terminated during 1998 by the Executive's resignation for any reason or by the Company terminating such active employment for any reason other than Cause, then paragraph 10 of the Agreement attached hereto as Exhibit B shall be deemed amended, effective as of such termination of employment, so that each reference to "competitor(s), supplier(s) or customer(s) of Donnelley" shall be deemed deleted and replaced by a reference to "Competitor(s)," as that term is defined in Section 6(b), below. Executive represents that he will, prior to the Leave Date, deliver all Company papers, books, records, computer programs, or like materials in his possession or control and all copies thereof to the Company, except that the Executive will be permitted to retain copies of documents describing the terms and conditions of those arrangements between the Executive and the Company which survive the termination of the Executive's active employment with the Company.

     (b) In consideration of the covenants and agreements of the Company herein contained, the payments to be made by the Company pursuant to this Agreement after the Leave Date, the positions of trust and confidence he has occupied and currently occupies with the Company and the information of a highly sensitive and confidential nature he has received and will receive as a result of such positions, the Executive agrees that he will not, during the period commencing on the date of this Agreement and ending on the Termination Date, without the prior written consent of the Company, either directly or indirectly (i) own, manage, operate, control or participate in any manner in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, principal, consultant, agent or otherwise with, or have any financial interest in, or aid or assist any Competitor (as defined below). For purposes of this Section 6, "Competitor" shall mean any entity which conducts any business, venture or activity which competes with the business of the Company, or any group, division or subsidiary of the Company, as described in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission prior to the Leave Date (hereinafter referred to as the "Company Business") in the United States or any other geographic area where the Company Business is being conducted as of the Leave Date or (ii) recruit or otherwise seek to induce any employees of the Company or any of its subsidiaries to terminate their employment or violate any agreement with or duty to the Company or any of its subsidiaries. It is understood and agreed that, for the purposes of the foregoing provisions of this Section 6, (iii) no business, venture or activity shall be deemed to be a part of the Company Business unless not less than ten percent (10%) of the Company's consolidated gross sales or operating income is derived from, or not less than ten percent (10%) of the Company's consolidated assets are devoted to, such business, venture or activity; provided, however, that any business, venture or activity conducted by an entity (A) in which the Company holds an ownership interest as part of the 77 Capital portfolio of the Company or (B) for which the Executive has served as a director or in any other executive position as a representative of the Company, shall be deemed to be a part of the Company Business if at least ten percent (10%) of that particular entity's gross sales or operating income is derived from, or not less than ten percent (10%) of that particular entity's assets are devoted to, such business, venture or activity; and (iv) no business, venture or activity conducted by any entity which is not affiliated with the Company and by which the Executive is employed or in which the Executive is interested or with which the Executive is connected or associated shall be taken into account unless it is one from which ten percent (10%) or more of such entity's consolidated gross sales or operating income is derived, or to which ten percent (10%) or more of such entity's consolidated assets are devoted; provided, however, that if the actual gross sales or operating income or assets of such entity derived from or devoted to such business, venture or activity is equal to or in excess of ten percent (10%) of the most nearly comparable figure for the Company, such business, venture or activity of such entity shall be taken into account. Further, ownership of not more than five percent (5%) of the voting stock of any publicly held corporation shall not, of itself, constitute a violation of this Section 6. Executive acknowledges that the business conducted by the Company is worldwide and that it is reasonably necessary for the protection of the Company and its subsidiaries and their goodwill, in view of his knowledge of its and their worldwide operations, that he not provide to competitors of the Company or any of its subsidiaries anywhere in the world the benefit of his knowledge of the Company and its subsidiaries and its and their business. Executive further acknowledges that a breach by him of his agreements contained in this

Section 6 would cause irreparable harm to the Company which is not adequately measurable by money damages and that, accordingly, in the event of such a breach, in addition to any and all other rights the Company may have, including, without limitation, rights at law and in equity, and any right of the Company to terminate certain payments to the Executive, the Company shall be entitled to equitable remedies in the nature of injunctive relief to stop any existing breaches and to prohibit any future breaches.

     (c) The following additional provisions shall apply to the covenants of the Executive contained in this Section 6.

          (i) It is the intent and understanding of each party hereto that if, in action before any court or agency legally empowered to enforce the covenants contained in this Section 6, any term, restriction, covenant or promise contained herein is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

          (ii) In the event of any material breach by the Executive of any provision of this Section 6, the Company may, by written notice, elect to terminate its obligations under this Agreement; provided, however, that the Executive shall have the opportunity to cure, within five (5) business days after such notice, any inadvertent or unwillful breach by the Executive, and in the event of such a cure by the Executive, the termination by the Company pursuant to this paragraph (ii) shall not take effect. In the event that termination by the Company under this paragraph (ii) becomes effective, all payments and other benefits to the Executive otherwise required to be provided by the Company under the provisions of Section 4 shall cease, and the Executive shall thereafter cease to be entitled to receive any amounts not already paid by the Company and he shall be required to return any payments previously received but relating to periods after the date of such breach; provided that the Executive shall be entitled to receive or retain any payment of a benefit which had fully accrued as of the date of such breach.

          (iii) If the Executive's active employment with the Company is terminated during 1998 by the Executive's resignation for any reason or by the Company terminating such active employment for any reason other than Cause, then the Company shall waive those terms of the Company's retirement benefit plan pursuant to which the payment of certain retirement benefits can be affected adversely should a retired former employee become employed by or perform work for a competitor or supplier of the Company.

7.   Releases  and Covenants Not to Sue.

     (a) In consideration of, and as a condition of receiving, the payments and benefits described in Section 4, above, the Executive shall, on or promptly after the Leave Date, execute and deliver to the Company a release and covenant not to sue in the form attached hereto as Exhibit C.

     (b) In consideration of the Executive's release and covenant not to sue which is referred to in Section 7(a), above, the Company shall, on or promptly after the Leave Date, execute and deliver to the Executive a release and covenant not to sue in the form attached hereto as Exhibit D.

     (c) The Company and the Executive acknowledge that the mutual releases and covenants not to sue which are described above will not affect adversely any rights which the Executive may have to (i) indemnification from the Company (whether under this Agreement or otherwise) or under director and officer liability insurance which is applicable to the Executive or (ii) any recovery under any benefit plan in which the Executive is participating as of the Leave Date.

8.   No Admission of Liability.

     The Executive agrees that neither this Agreement nor performance hereunder constitutes an admission by the Company of any violation of any federal, state or local law, regulation, common law, of any breach of any contract, or of any other wrongdoing of any type.

9.   COBRA Rights.

     The Executive acknowledges that the Company has advised him that pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), he has the right to elect continued coverage under the Company's group health plans, at his own expense, for a period of eighteen (18) months from the earlier of (a) the Termination Date or (b) such earlier date as shall be the date of termination of the Executive's employment for purposes of COBRA. Prior to or promptly after the Termination Date, the Company will advise the Executive as to the rights, if any, which the Executive then has under COBRA in light of the benefits provided by the Company under Section 4(b), above.

10.  Confidentiality of Agreement.

     The Executive and the Company agree that they will keep confidential, to the full extent permitted by law, the terms of this Agreement, all performance hereunder and all circumstances relating to the Executive's separation from the Company; provided, however, that the Executive and the Company may disclose the same as required by law (including, but not by way of limitation, the filing of this Agreement with the Securities and Exchange Commission), for purposes of tax reporting, pursuant to legal process, in an action to enforce this Agreement, to claim benefits under this Agreement or under Company benefit plans in which the Executive is a participant or beneficiary, to members of the Executive's immediate family, legal advisors, and to persons from whom the Executive seeks financial advice.

11.  Indemnification.

     The Company further agrees that, if the Executive is sued individually concerning any act, omission or conduct which he undertook in his capacity as an employee, officer, director or agent of the Company or any of its subsidiaries, then the Company shall defend the Executive from the claim and indemnify the Executive for any judgment, fine or settlement resulting therefrom to the same extent as is then authorized by the Company's By-Laws and/or Certificate of Incorporation for employees as of that time; provided, however, that during any period after the Leave Date, the protection provided for the Executive by the Company under this Section 11 shall in no event be less favorable to the Executive than that which was in effect immediately prior to the Leave Date.

12.  Agreement Binding.

     In executing this Agreement, the Executive acknowledges that he has read this Agreement carefully, that he fully understands its terms and conditions, that he has been advised of his rights and has been advised to consult counsel prior to the execution hereof. The Executive intends that this Agreement shall be legally binding on him.

13.  Revocation.

     The Executive acknowledges that he has had the opportunity to have at least twenty-one (21) days within which to decide whether or not to sign this Agreement. He further acknowledges having been given the right to revoke this Agreement by serving, within a seven (7)-day period after signing, a written notice of revocation. The Agreement shall become effective on the eighth day following its execution by the Executive. If the Executive revokes the Agreement, the Company shall have no obligation under it.

14.  References.

     If, after the termination of the Executive's active employment with the Company, any prospective employer of the Executive requests a reference, the Company shall report only the fact that the Executive worked for the Company, the positions held and salary earned. No further information will be provided unless the Company receives a written release from the Executive or is otherwise required to do so by law. Neither the Company nor the Executive shall at any time disparage the other party.

15.  Notices.

     All notices or other communications required or permitted hereunder shall be sufficient if in writing and delivered personally or by reputable commercial delivery service or sent by registered mail, return receipt requested, to the respective address hereinabove set forth or to any other address designated by the relevant party by notice similarly given. Such notice shall be deemed to have been given upon such delivery or three (3) days after deposit in the U.S. mail, as the case may be.

16.  Assignment and Succession.

     The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon its successors and assigns, and the Executive's rights and obligations hereunder shall inure to the benefit of and be binding upon his legal representatives or designated beneficiaries; provided, however, that the Executive may not assign during his lifetime any of his rights and obligations hereunder.

17.  Interest

     If the Company fails to pay any amount provided under this Agreement within five (5) business days of the due date therefor, the Company shall pay interest on such amount at an annual rate of seven percent (7%), calculated from the original due date for such payment.

18.  Entire Agreement.

     This Agreement contains the entire agreement between the Company and the Executive with respect to the subject matter contained herein and supersedes all prior oral or written communications relating thereto. This Agreement may not be changed or amended orally.

19.  Applicable Law.

     This Agreement shall at all times be construed, interpreted and enforced in accordance with the laws of the State of Illinois as applicable to agreements entered into in, and to be performed entirely within, the State of Illinois.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officer and the Executive has signed this Agreement as of the day and year first above written.

                                    /s/ W. Ed Tyler
                                    --------------------------------------------
                                    W. Ed Tyler



                                    R.R. DONNELLEY & SONS COMPANY


                                    By: /s/ William L. Davis
                                        ----------------------------------------
                                            William L. Davis
                                    Its:    Chairman and Chief Executive Officer

                                   Exhibit C
                                   ---------


                        Release and Covenant Not to Sue
                        -------------------------------


     1. The undersigned W. Ed Tyler (the "Executive"), on behalf of himself, his heirs, executors, attorneys, administrators, successors and assigns, hereby fully and forever, to the full extent permitted by law, releases and discharges R.R. Donnelley & Sons Company (the "Company") and each of its subsidiaries and affiliated companies and entities and each of their partners, principals, members, shareholders, directors, officers, trustees, employees, contractors, consultants, agents and attorneys, past, present and future, and all predecessors, successors and assigns thereof (collectively "Released Parties") from any and all claims, demands, agreements, actions, suits, causes of action, damages, injunctions, restraints and liabilities of whatever kind or nature, in law, equity or otherwise, whether now known or unknown or which have ever existed or which may now exist (except to enforce the terms of the agreement dated January _____, 1998 between the Executive and the Company (the "Agreement")), including, but not limited to, any and all claims, liabilities, demands or causes of action relating to or arising out of Executive's employment, resignation from the positions of Executive Vice President and Chief Technology Officer of the Company or separation from employment with the Company, including (but not by way of limitation) claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. (S) 2000e et al., 42 U.S.C. (S) 1981, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act (the "ADEA"), as amended by the Older Workers Benefit Protection Act, the anti-trust and restraint of trade statutes and common law, the federal and state (including, without limitation, Illinois) statutes or common law, or claims for breach of contract, for misrepresentation, for violation of any other federal, state or local statute, ordinance or regulation or common law dealing in any respect with discrimination in employment or otherwise, defamation, retaliatory or wrongful discharge under the common law of any state, infliction of emotional distress or any other tort under the common law of any state or for attorneys' fees. Executive acknowledges and agrees that this release and the covenant not to sue set forth in paragraph 3, below, are essential and material terms of the Agreement and that without such release and covenant not to sue the Agreement would not have been reached by the parties. Executive understands and acknowledges the significance and consequences of this release and the Agreement.

     2. The following provisions are applicable to, and made a part of, the Agreement and the foregoing release:

          (a) Executive does not release or waive any right or claim that arises after the date of execution of this release which he may have under the ADEA, as amended by the Older Workers Benefits Protection Act, provided that any claim based upon the termination of his service in the positions of Executive Vice President and Chief Technology Officer or upon his separation from the Company has, for all purposes relating to this release, arisen prior to the execution of this release.

          (b) Executive does not waive any right to the receipt of payments and benefits not yet due and owing, whether under the Agreement or under the Company benefit and compensation plans in which Executive is a participant or beneficiary.

          (c) In exchange for the general release and waiver hereunder, Executive hereby acknowledges that he has received, or will receive, under the Agreement separate consideration beyond that to which he is otherwise entitled under the Company's policy or applicable law.

          (d) The Company has advised, and hereby again expressly advises, Executive to consult with an attorney of his choosing regarding, and prior to executing, this general release and waiver.

          (e) This release shall not apply to workers' compensation claims or to claims under state and federal unemployment insurance laws.

     3. To the maximum extent permitted by law, the Executive covenants not to sue or to institute or cause to be instituted any kind of claim or action (except to enforce the Agreement) in any federal, state or local agency or court against any of the Released Parties relating to the matters covered by the foregoing release.

     4. The Executive further acknowledges that (a) the Company has given him adequate time to review and consider this release; (b) the Executive understands that the terms of this release are legally enforceable; (c) the Executive has entered into this release freely and voluntarily and was in no manner coerced into signing it; (d) neither this release nor the discussion and negotiation leading to it are or were, in any manner, discriminatory; and (e) the Executive was, and hereby is, encouraged to discuss any questions, problems, or issues concerning this release with the Company before signing it.

     5. The Executive further acknowledges that it is his intent that his waiver with regard to the ADEA fully complies with the Older Workers Benefit Protection Act, and, accordingly, he further acknowledges and agrees that (a) he has been given at least twenty-one (21) days within which to consider this release (but he may sign this release and return it to the Company before the end of those twenty-one (21) days if he elects to do so) and (b) he has the right to revoke this release in full within seven (7) calendar days after his execution hereof and that after such time this release shall become enforceable and irrevocable. If the Executive revokes this release, the Company shall have no obligation under the Agreement.

     IN WITNESS WHEREOF, the Executive has signed this Release and Covenant Not to Sue on the day and year written below.

Date:__________________             ____________________________________
                                    W. Ed Tyler

                                   Exhibit D
                                   ---------


                        Release and Covenant Not to Sue
                        -------------------------------


     1. R.R. Donnelley & Sons Company (the "Company"), on behalf of itself and its subsidiaries and affiliated companies and entities, hereby fully and forever, to the full extent permitted by law, releases and discharges W. Ed Tyler (the "Executive") and his heirs, executors, attorneys, administrators, successors and assigns (collectively "Released Executive Parties") from any and all claims, demands, agreements, actions, suits, causes of action, damages, injunctions, restraints and liabilities of whatever kind or nature, in law, equity or otherwise, which have ever existed or which may now exist (except to enforce the terms of the agreement dated January _____, 1998 between the Company and the Executive (the "Agreement")), including, but not limited to, any and all claims, liabilities, demands or causes of action relating to or arising out of the Executive's employment, resignation from the positions of Executive Vice President and Chief Technology Officer of the Company or separation from employment with the Company, including (but not by way of limitation) claims under federal and state (including, without limitation, Illinois) statutes or common law, or claims for breach of contract, misrepresentation, defamation, or any other tort under the common law of any state or for attorneys' fees; provided, however, that this release and discharge does not apply to any rights or claims based upon (a) information which is not, as of the date hereof, known to the Board of Directors of the Company, the Chief Executive Officer of the Company or legal counsel for the Company, including, but not by way of limitation, information relating to possible embezzlement, fraud or other theft from the Company by the Executive, (b) criminal behavior or intentional wrongdoing by the Executive, or (c) reconciliation of business expenses of the Executive not yet fully substantiated as of the date hereof. The Company acknowledges and agrees that this release and the covenant not to sue set forth in paragraph 2, below, are essential and material terms of the Agreement and that without such release and covenant not to sue the Agreement would not have been reached by the parties. The Company understands and acknowledges the significance and consequences of this release and the Agreement.

     2. To the maximum extent permitted by law, the Company covenants not to sue or to institute or cause to be instituted any kind of claim or action (except to enforce the Agreement) in any federal, state or local agency or court against any of the Released Executive Parties relating to the matters covered by the foregoing release.

     IN WITNESS WHEREOF, the Company has signed this Release and Covenant Not to Sue on the day and year written below.

Date:__________________________     R.R. DONNELLEY & SONS COMPANY


                                    By:_______________________________________
                                    Its:______________________________________